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                                                                    EXHIBIT 99.1

CONTACTS:       Corporate Communications         Investor Relations
                404/715-2554                     404/715-6679


               DELTA AIR LINES SELLS EQUITY INTEREST IN WORLDSPAN

ATLANTA, July 1, 2003 - Delta Air Lines (NYSE:DAL) today announced the sale of its equity interest in Worldspan L.P. As a result of the sale, Delta received an immediate cash payment of approximately $285 million. Additionally, Delta will receive credits totaling approximately $125 million over nine years against future Worldspan-provided services, and a $45 million subordinated promissory note, which matures in 2012.

         "This transaction provides incremental liquidity to bolster our balance sheet. Delta continues to seek out every opportunity to strengthen our company," said M. Michele Burns, executive vice president and chief financial officer. "Delta looks forward to continuing to receive the same high level of technical services from Worldspan."

         Worldspan was purchased by Travel Transaction Processing Corporation, an acquisition vehicle formed by Citigroup Venture Capital Equity Partners L.P. and Teachers' Merchant Bank.

         Delta Air Lines, the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,734 flights each day to 444 destinations in 79 countries on Delta, Song, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

         Statements in this news release, which are not historical facts, including statements regarding Delta's beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 10-Q that Delta filed with the SEC on May 15, 2003. Delta has no current intention to update its forward-looking statements.

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